Exhibit 99.1

Teladoc Health Reports Third Quarter 2025 Results

NEW YORK, NY, October 29, 2025— Teladoc Health, Inc. (NYSE: TDOC), the global leader in virtual care, today reported financial results for the three months ended September 30, 2025 (“Third Quarter 2025”). Unless otherwise noted, percentage and other changes are relative to the three months ended September 30, 2024 (“Third Quarter 2024”).

Highlights

•Third Quarter 2025 revenue of $626.4 million, down 2% year-over-year
•Third Quarter 2025 net loss of $49.5 million, or $0.28 per share
•Third Quarter 2025 adjusted EBITDA of $69.9 million, down 16% year-over-year
•Integrated Care segment revenue of $389.5 million, up 2% year-over-year, and adjusted EBITDA margin of 17.0%
•BetterHelp segment revenue of $236.9 million, down 8% year-over-year, and adjusted EBITDA margin of 1.6%

“In the third quarter, we again delivered consolidated revenues and adjusted EBITDA in the upper half of our guidance ranges, reflecting consistent execution along with our steadfast commitment to serving our clients and members,” said Chuck Divita, Chief Executive Officer of Teladoc Health. “Looking ahead we remain focused on advancing important work across each of our strategic priorities, including growth initiatives to drive greater value and impact within our Integrated Care segment and the ongoing rollout of insurance acceptance in BetterHelp.”

Key Financial Data
($ in thousands, except per share data, unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2025	2024	Change	2025	2024	Change
Revenue	$626,439	$640,508	(2)%	$1,887,708	$1,929,083	(2)%

Net loss	$(49,507)	$(33,276)	(49)%	$(175,179)	$(952,836)	82%
Net loss per share	$(0.28)	$(0.19)	(47)%	$(1.00)	$(5.61)	82%

Adjusted EBITDA (1)	$69,909	$83,255	(16)%	$197,313	$235,876	(16)%
See note (1) in the Notes section that follows.

Third Quarter 2025

Revenue decreased 2% to $626.4 million from $640.5 million in Third Quarter 2024. Access fees revenue decreased 6% to $520.9 million and other revenue increased 24% to $105.5 million. U.S. revenue decreased 5% to $509.8 million and International revenue increased 12% to $116.7 million.

Integrated Care segment revenue increased 2% to $389.5 million in Third Quarter 2025 and BetterHelp segment revenue decreased 8% to $236.9 million.

Net loss totaled $49.5 million, or $0.28 per share, for Third Quarter 2025, compared to $33.3 million, or $0.19 per share, for Third Quarter 2024. Results for Third Quarter 2025 included a non-cash goodwill impairment charge of $12.6 million, or $0.07 per share pre-tax, stock-based compensation expense of $17.0 million, or $0.10 per share pre-tax, and amortization of intangibles of $85.8 million, or $0.48 per share pre-

tax. Net loss for Third Quarter 2025 also included $2.0 million, or $0.01 per share pre-tax, of restructuring costs related to severance costs and costs associated with office space reductions.

The non-cash goodwill impairment charge recorded in Third Quarter 2025 was the result of the fair value of the Integrated Care segment being less than its carrying value at the time of the acquisition of Telecare Australia Pty Ltd ("Telecare").

Results for Third Quarter 2024 included amortization of intangibles of $86.9 million, or $0.51 per share pre-tax, stock-based compensation expense of $34.0 million, or $0.20 per share pre-tax, and $3.6 million, or $0.02 per share pre-tax, of restructuring costs primarily related to severance payments and costs associated with office space reductions.

Adjusted EBITDA(1) decreased 16% to $69.9 million, compared to $83.3 million for Third Quarter 2024. Integrated Care segment adjusted EBITDA decreased 3% to $66.1 million in Third Quarter 2025 and BetterHelp segment adjusted EBITDA decreased 75% to $3.8 million in Third Quarter 2025.

Nine Months Ended September 30, 2025

Revenue decreased 2% to $1,887.7 million from $1,929.1 million in the first nine months of 2024. Access fees revenue decreased 6% to $1,570.3 million and other revenue increased 23% to $317.4 million. U.S. revenue decreased 4% to $1,554.4 million and International revenue increased 9% to $333.3 million.

Integrated Care segment revenue increased 3% to $1,170.5 million in the first nine months of 2025 and BetterHelp segment revenue decreased 9% to $717.2 million.

Net loss totaled $175.2 million, or $1.00 per share, for the first nine months of 2025, compared to $952.8 million, or $5.61 per share, for the first nine months of 2024. Results for the first nine months of 2025 included non-cash goodwill impairment charges of $71.8 million, or $0.41 per share pre-tax, stock-based compensation expense of $64.5 million, or $0.37 per share pre-tax, and amortization of intangibles of $258.7 million, or $1.47 per share pre-tax. Net loss for the first nine months of 2025 also included $12.0 million, or $0.07 per share pre-tax, of restructuring costs related to severance costs and costs associated with office space reductions. These items were partially offset by a discrete tax benefit of $20.1 million, or $0.11 per share, related to the completion of a research and development tax credit study and a tax benefit of $11.1 million, or $0.06 per share, related to the current year's acquisitions.

The non-cash goodwill impairment charges recorded in the first nine months of 2025 were the result of the fair value of the Integrated Care segment being less than its carrying value at the time of the acquisitions of Catapult Health, LLC and Telecare.

Results for the first nine months of 2024 included a non-cash goodwill impairment charge of $790.0 million, or $4.65 per share pre-tax, amortization of intangibles of $276.8 million, or $1.63 per share pre-tax, stock-based compensation expense of $118.5 million, or $0.70 per share pre-tax, and $14.8 million, or $0.09 per share pre-tax, of restructuring costs primarily related to severance payments.

Adjusted EBITDA(1) decreased 16% to $197.3 million, compared to $235.9 million for the first nine months of 2024. Integrated Care segment adjusted EBITDA decreased 3% to $173.9 million in the first nine months of 2025 and BetterHelp segment adjusted EBITDA decreased 58% to $23.4 million in the first nine months of 2025.

Capex and Cash Flow

Cash flow from operations was $99.3 million in Third Quarter 2025, compared to $110.2 million in Third Quarter 2024, and was $206.6 million in the first nine months of 2025, compared to $207.8 million in the first nine months of 2024. Capital expenditures and capitalized software development costs (together, “Capex”) were $31.3 million in Third Quarter 2025, compared to $31.1 million in Third Quarter 2024, and were $93.1 million for the first nine months of 2025, compared to $94.4 million for the first nine months of 2024. Free cash flow was $67.9 million in Third Quarter 2025, compared to $79.0 million in Third Quarter 2024, and was $113.5 million for the first nine months of 2025, compared to $113.4 million for the first nine months of 2024.

Financial Outlook

The outlook provided below is based on current market conditions and expectations and what we know today.

For the full year of 2025, we expect:
Full Year 2025 Outlook Range
Revenue	$2,510 - $2,539 million
Adjusted EBITDA	$270 - $287 million
Net loss per share	($1.25) - ($1.10)
Free Cash Flow	$170 - $185 million
U.S. Integrated Care Members (2)	101.5 - 102.5 million

Integrated Care
Revenue growth percentage (year-over-year)	2.4% - 3.5%
Adjusted EBITDA margin	15.0% - 15.4%

BetterHelp
Revenue growth percentage (year-over-year)	(9.2%) - (8.0%)
Adjusted EBITDA margin	3.8% - 4.6%

For the fourth quarter of 2025, we expect:
4Q 2025 Outlook Range
Revenue	$622 - $652 million
Adjusted EBITDA	$73 - $90 million
Net loss per share	($0.25) - ($0.10)
U.S. Integrated Care Members (2)	101.5 - 102.5 million

Integrated Care
Revenue growth percentage (year-over-year)	1.0% - 5.2%
Adjusted EBITDA margin	15.3% - 16.8%

BetterHelp
Revenue growth percentage (year-over-year)	(8.8%) - (3.8%)
Adjusted EBITDA margin	5.5% - 8.6%
See note (2) in the Notes section that follows.

Earnings Conference Call

The Third Quarter 2025 earnings conference call and webcast will be held Wednesday, October 29, 2025 at 5:00 p.m. E.T. The conference call can be accessed by dialing 1-833-470-1428 for U.S. participants and using the access code #609817. For international participants, please visit the following link for global dial-in numbers: https://www.netroadshow.com/conferencing/global-numbers?confId=90432. A live audio webcast will also be available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health is the global leader in virtual care. The company is delivering and orchestrating care across patients, care providers, platforms, and partners — transforming virtual care into a catalyst for how better health happens. Through our relationships with health plans, employers, providers, health systems and consumers, we are enabling more access, driving better outcomes, extending provider capacity and lowering costs. Learn more at www.teladochealth.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, the information under the caption “Financial Outlook” and statements we make regarding future financial or operating results, future numbers of members, BetterHelp paying users or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, initiatives to improve our efficiency and competitiveness, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings, including our ability to effectively compete; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; (vii) the impact of and risk related to impairment losses with respect to goodwill or other assets; (viii) the success of our initiatives to improve our efficiency and competitiveness; and (ix) imposed and threatened tariffs by the United States and its trading partners, and any resulting disruptions or inefficiencies in our supply chain. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$626,439	$640,508	$1,887,708	$1,929,083
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	187,179	179,745	574,545	562,342
Advertising and marketing	167,985	177,462	503,717	531,061
Sales	48,209	47,465	146,853	152,267
Technology and development	67,572	72,383	206,314	230,522
General and administrative	102,581	114,245	323,469	335,494
Goodwill impairments	12,625	—	71,763	790,000
Acquisition, integration, and transformation costs	1,931	457	6,777	1,287
Restructuring costs	1,950	3,580	11,989	14,753
Amortization of intangible assets	85,757	86,906	258,725	276,825
Depreciation of property and equipment	2,612	2,666	10,514	7,203
Total costs and expenses	678,401	684,909	2,114,666	2,901,754
Loss from operations	(51,962)	(44,401)	(226,958)	(972,671)
Interest income	(7,081)	(15,326)	(29,819)	(42,840)
Interest expense	4,526	5,660	14,764	16,957
Other expense (income), net	815	(2,239)	(9,991)	(1,306)
Loss before provision for income taxes	(50,222)	(32,496)	(201,912)	(945,482)
Provision for income taxes	(715)	780	(26,733)	7,354
Net loss	$(49,507)	$(33,276)	$(175,179)	$(952,836)

Net loss per share, basic and diluted	$(0.28)	$(0.19)	$(1.00)	$(5.61)

Weighted-average shares used to compute basic and diluted net loss per share	176,934,781	171,496,282	175,678,949	169,824,993

Stock-based Compensation Summary

Compensation expense for stock-based awards was classified as follows (in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cost of revenue (exclusive of depreciation and amortization, which are shown separately)	$509	$1,075	$1,588	$3,782
Advertising and marketing	1,083	3,856	3,888	11,023
Sales	3,156	5,204	11,009	20,124
Technology and development	4,129	8,152	14,161	27,134
General and administrative	8,119	15,760	33,857	56,416
Total stock-based compensation expense (3)	$16,996	$34,047	$64,503	$118,479
See note (3) in the Notes section that follows.

Revenues

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in thousands, unaudited)	2025	2024	Change	2025	2024	Change
Revenue by Type
Access Fees	$520,907	$555,275	(6)%	$1,570,346	$1,672,097	(6)%
Other	105,532	85,233	24%	317,362	256,986	23%
Total Revenue	$626,439	$640,508	(2)%	$1,887,708	$1,929,083	(2)%

Revenue by Geography
U.S. Revenue	$509,774	$536,161	(5)%	$1,554,433	$1,624,563	(4)%
International Revenue	116,665	104,347	12%	333,275	304,520	9%
Total Revenue	$626,439	$640,508	(2)%	$1,887,708	$1,929,083	(2)%

Summary Operating Metrics

Consolidated

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions)	2025	2024	Change	2025	2024	Change
Total Visits	4.1	4.1	1%	12.7	12.9	(1)%

Integrated Care

	As of September 30,
(In millions)	2025	2024	Change
U.S. Integrated Care Members (2)	102.5	93.9	9%
Chronic Care Program Enrollment (4)	1.165	1.179	(1)%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2025	2024	Change	2025	2024	Change
Average Monthly Revenue Per U.S. Integrated Care Member (5)	$1.27	$1.36	(7)%	$1.27	$1.37	(7)%

BetterHelp

	Average for			Average for
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions)	2025	2024	Change	2025	2024	Change
BetterHelp Paying Users (6)	0.382	0.398	(4)%	0.389	0.407	(4)%
See notes (2), (4), (5), and (6) in the Notes section that follows.

Operating Results by Segment (see note (7) in the Notes section that follows)

The following table presents operating results by reportable segment for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in thousands, unaudited)	2025	2024	Change	2025	2024	Change
Integrated Care
Revenue	$389,538	$383,666	2%	$1,170,516	$1,138,198	3%
Adjusted EBITDA	$66,068	$68,039	(3)%	$173,897	$179,741	(3)%
Adjusted EBITDA Margin %	17.0%	17.7%		14.9%	15.8%

BetterHelp
Therapy Services	$231,803	$250,588	(7)%	$701,644	$773,373	(9)%
Other Wellness Services	5,098	6,254	(18)%	15,548	17,512	(11)%
Total Revenue	$236,901	$256,842	(8)%	$717,192	$790,885	(9)%
Adjusted EBITDA	$3,841	$15,216	(75)%	$23,416	$56,135	(58)%
Adjusted EBITDA Margin %	1.6%	5.9%		3.3%	7.1%

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(175,179)	$(952,836)
Adjustments to reconcile net loss to net cash flows from operating activities:
Goodwill impairments	71,763	790,000
Amortization of intangible assets	258,725	276,825
Depreciation of property and equipment	10,514	7,203
Amortization of right-of-use assets	7,973	7,144
Provision for allowances for doubtful accounts	(481)	2,199
Stock-based compensation	64,503	118,479
Deferred income taxes	(31,449)	611
Other, net	3,272	5,212
Changes in operating assets and liabilities:
Accounts receivable	7,664	3,675
Prepaid expenses and other current assets	(1,326)	2,849
Inventory	(1,039)	(8,328)
Other assets	6,391	1,439
Accounts payable	16,256	(5,851)
Accrued expenses and other current liabilities	(2,247)	13,980
Accrued compensation	(4,795)	(35,943)
Deferred revenue	(9,777)	(10,456)
Operating lease liabilities	(10,249)	(8,088)
Other liabilities	(3,904)	(336)
Net cash provided by operating activities	206,615	207,778
Cash flows from investing activities:
Capital expenditures	(6,274)	(4,658)
Capitalized software development costs	(86,862)	(89,750)
Proceeds from the sale of investment	740	—
Acquisitions accounted for as business combinations, net of cash acquired	(81,904)	—
Asset acquisition resulting in net intangible assets	(29,569)	—
Payments for investments	(27,875)	—
Other, net	60	—
Net cash used in investing activities	(231,684)	(94,408)
Cash flows from financing activities:
Proceeds from the exercise of stock options	81	2,711
Proceeds from employee stock purchase plan	1,901	3,721
Repayment of convertible senior notes	(550,629)	—
Payment of credit facility issuance costs	(4,109)	—
Other, net	—	(178)
Net cash (used in) provided by financing activities	(552,756)	6,254
Net (decrease) increase in cash and cash equivalents	(577,825)	119,624
Effect of foreign currency exchange rate changes	5,747	567
Cash and cash equivalents at beginning of the period	1,298,327	1,123,675
Cash and cash equivalents at end of the period	$726,249	$1,243,866

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data, unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$726,249	$1,298,327
Accounts receivable, net of allowance for doubtful accounts of $3,868 and $5,134 at September 30, 2025 and December 31, 2024, respectively	210,757	214,146
Inventories	39,904	38,138
Prepaid expenses and other current assets	115,849	113,296
Total current assets	1,092,759	1,663,907
Property and equipment, net	26,916	29,487
Goodwill	283,190	283,190
Intangible assets, net	1,336,653	1,431,360
Operating lease—right-of-use assets	32,365	27,092
Other assets	106,664	81,488
Total assets	$2,878,547	$3,516,524
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,198	$33,130
Accrued expenses and other current liabilities	205,898	202,157
Accrued compensation	76,848	76,229
Deferred revenue—current	70,146	79,296
Convertible senior notes, net—current	—	550,723
Total current liabilities	405,090	941,535
Other liabilities	4,237	720
Operating lease liabilities, net of current portion	37,799	32,135
Deferred revenue, net of current portion	11,204	9,786
Deferred taxes, net	34,058	49,851
Convertible senior notes, net—non-current	994,044	991,418
Total liabilities	1,486,432	2,025,445
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 177,349,640 shares and 173,405,016 shares issued and outstanding as of September 30, 2025 and December 31, 2024 respectively	177	173
Additional paid-in capital	17,831,624	17,759,194
Accumulated deficit	(16,405,079)	(16,229,900)
Accumulated other comprehensive loss	(34,607)	(38,388)
Total stockholders’ equity	1,392,115	1,491,079
Total liabilities and stockholders’ equity	$2,878,547	$3,516,524

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance an understanding of past performance, which include adjusted EBITDA and free cash flow. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance, and are commonly used by investors to evaluate our performance and that of our competitors. We further believe that these financial measures are useful to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business, and that free cash flow reflects an additional way of viewing our liquidity that, when viewed together with GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows. We use these non-GAAP financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as a key measure of our performance.

Adjusted EBITDA consists of net loss before provision for income taxes; other expense (income), net; interest income; interest expense; depreciation of property and equipment; amortization of intangible assets; restructuring costs; acquisition, integration, and transformation cost; goodwill impairments; and stock-based compensation.

Free cash flow is net cash provided by operating activities less capital expenditures and capitalized software development costs.

Our use of these non-GAAP terms may vary from that of others in our industry, and other companies may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Non-GAAP measures have important limitations as analytical tools and you should not consider them in isolation, and they should not be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share, net cash from operating activities or any other measures derived in accordance with GAAP. Some of these limitations are:

•adjusted EBITDA eliminates the impact of the provision for income taxes on our results of operations, and does not reflect other expense (income), net, interest income, or interest expense;

•adjusted EBITDA does not reflect restructuring costs. Restructuring costs may include certain lease impairment costs, certain losses related to early lease terminations, and severance;

•adjusted EBITDA does not reflect significant acquisition, integration, and transformation costs. Acquisition, integration and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration, and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management and enterprise resource planning systems. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but rather, incremental costs incurred in connection with our acquisition and integration activities;

•adjusted EBITDA does not reflect goodwill impairment charges; and

•adjusted EBITDA does not reflect the significant non-cash stock-based compensation expense which should be viewed as a component of recurring operating costs.

In addition, although amortization of intangible assets and depreciation of property and equipment are non-cash charges, the assets being amortized and depreciated will often have to be replaced in the future, and adjusted EBITDA does not reflect any expenditures for such replacements.

We compensate for these limitations by using these non-GAAP measures along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, net cash provided by operating activities, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to adjusted EBITDA:

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(In thousands, unaudited)

					Outlook in millions (8)
	Three Months Ended September 30,		Nine Months Ended September 30,		Fourth Quarter	Full Year
	2025	2024	2025	2024	2025	2025
Net loss	$(49,507)	$(33,276)	$(175,179)	$(952,836)	$(45) - (18)	$(220) - (194)
Add:
Provision for income taxes	(715)	780	(26,733)	7,354
Other expense (income), net	815	(2,239)	(9,991)	(1,306)
Interest expense	4,526	5,660	14,764	16,957
Interest income	(7,081)	(15,326)	(29,819)	(42,840)
Depreciation of property and equipment	2,612	2,666	10,514	7,203
Amortization of intangible assets	85,757	86,906	258,725	276,825
Restructuring costs	1,950	3,580	11,989	14,753
Acquisition, integration, and transformation costs	1,931	457	6,777	1,287
Goodwill impairments	12,625	—	71,763	790,000
Stock-based compensation	16,996	34,047	64,503	118,479
Total Adjustments	119,416	116,531	372,492	1,188,712	91 - 135	464 - 507
Consolidated Adjusted EBITDA	$69,909	$83,255	$197,313	$235,876	$73 - 90	$270 - 287

Segment Adjusted EBITDA
Integrated Care	$66,068	$68,039	$173,897	$179,741
BetterHelp	3,841	15,216	23,416	56,135
Consolidated Adjusted EBITDA	$69,909	$83,255	$197,313	$235,876
See note (8) in the Notes section that follows.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable GAAP financial measure, to free cash flow:

Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended		Outlook (9)
	September 30,		September 30,		Full Year
	2025	2024	2025	2024	2025 (in millions)
Net cash provided by operating activities	$99,264	$110,175	$206,615	$207,778	$299 - 309
Capital expenditures	(2,280)	(1,597)	(6,274)	(4,658)
Capitalized software development costs	(29,038)	(29,551)	(86,862)	(89,750)
Capex	(31,318)	(31,148)	(93,136)	(94,408)	(129) - (124)
Free Cash Flow	$67,946	$79,027	$113,479	$113,370	$170 - 185
See note (9) in the Notes section that follows.

Notes:

1.A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these non-GAAP measures is also included under the heading “Non-GAAP Financial Measures.”

2.U.S. Integrated Care Members represent the number of unique individuals who have paid access and visit fee only access to our suite of integrated care services in the U.S. at the end of the applicable period.

3.Excluding the amount capitalized related to software development projects.

4.Chronic Care Program Enrollment represents the total number of enrollees across our suite of chronic care programs at the end of the applicable period.

5.Average monthly revenue per U.S. Integrated Care member is calculated by dividing the total revenue generated from the Integrated Care segment by the average number of U.S. Integrated Care Members (see note 2) during the applicable period.

6.BetterHelp Paying Users represent the average number of global monthly paying users of our BetterHelp therapy services during the applicable period, including both those who pay directly out-of-pocket and those who utilize their insurance coverage.

7.We have two segments: Integrated Care and BetterHelp. The Integrated Care segment includes a suite of global virtual medical services including general medical, expert medical services, specialty medical, chronic condition management, mental health, and enabling technologies and enterprise telehealth solutions for hospitals and health systems. The BetterHelp segment includes virtual therapy and other wellness services provided on a global basis which are predominantly marketed and sold on a direct-to-consumer basis.

8.We have not provided a full line-item reconciliation for net loss to adjusted EBITDA outlook because we do not provide an outlook on the individual reconciling items between net loss and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as impairments, stock-based compensation and the related tax impact, provision for income taxes, acquisition, integration, and transformation costs, and restructuring costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

9.We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable effort.

Investors:
Michael Minchak
617-444-9612
ir@teladochealth.com

Media:
Lou Serio
202-569-9715
pr@teladochealth.com